Exhibit 99.6

Management’s Discussion and Analysis

For the Three and Nine Month Period Ended April 30, 2022

(in US Dollars)

NOTICE TO READER

As of July 31, 2022, BriaCell Therapeutics Corp. (the “Company”) determined that it no longer qualified as a “foreign private issuer” as such term is defined in Rule 405 under the Securities Act. This means that, as of August 1, 2022, the Company has been required to comply with all of the periodic disclosure requirements of the Securities Exchange Act of 1934 applicable to U.S. domestic issuers, such as Forms 10-K, 10-Q and 8-K, rather than the forms the Company has filed with the Securities and Exchange Commission (“SEC”) in the past, as a foreign private issuer, such as Forms 40-F and 6-K. Accordingly, the Company is now required to prepare its financial statements filed with the SEC in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

As required pursuant to section 4.3(4) of National Instrument 51-102 – Continuous Disclosure Obligations, the Company must restate its interim financial reports for the fiscal year ended July 31, 2022 in accordance with U.S. GAAP, such interim financial reports having previously been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The attached restated management’s discussion and analysis (the “MD&A”) for the three and nine month periods ended April 30, 2022 and 2021, is current as of June 13, 2022 and provides financial information for the three and nine month periods ended April 30, 2022 and 2021, as restated on October 27, 2022, solely to reflect the filing of the restated unaudited condensed interim consolidated financial statements for the three and nine month periods ended April 30, 2022 and 2021 in accordance with U.S. GAAP. Other than as expressly set forth above, the restated MD&A does not, and does not purport to, update or restate the information in the original MD&A or reflect any events that occurred after the date of the filing of the original MD&A.

The Company’s Annual Report on Form 10-K (the “Annual Report”) dated October 27, 2022 is available under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Readers are cautioned that this MD&A should be read in conjunction with the Annual Report, including the consolidated financial statements and the related notes thereto included in Item 8 thereof.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

1. Management’s Discussion and Analysis

The following discussion and analysis are management’s assessment of the results and financial condition of BriaCell Therapeutics Corp. (collectively, “BriaCell”, “we” or the “Company”).

The following information should be read in conjunction with the audited financial statements for the year ended July 31, 2021 and the unaudited condensed interim financial statements for the three and nine months ended April 30, 2022 and the notes to those financial statements, all of which are available on BriaCell’s issuer profile on SEDAR at www.sedar.com and on the Company’s website at www.briacell.com.

The date of this management’s discussion and analysis (“MD&A”) is June 13, 2022. The Company’s comparative amounts in this MD&A have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) . All dollar amounts are stated in US dollars unless otherwise indicated.

Statements in this report that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties, which could cause actual results to vary considerably from these statements. Readers are cautioned not to put undue reliance on forward-looking statements.

Cautionary Statement Regarding Forward-Looking Information

This MD&A contains “forward-looking information” within the meaning of applicable Canadian securities legislation (“forward-looking information”). Such forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statements were made, and readers are advised to consider such forward-looking statements in light of the risks set forth below and as detailed under RISKS AND UNCERTAINTIES in this MD&A.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking information contained herein is given as of the date of this MD&A and the Company disclaims any obligation to update any forward-looking information, whether as a result of new information, future events or results, except as may be required by applicable securities laws. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking information.

Risk factors affecting the Company include risks associated with the undertaking of a new business model; share dilution; a history of operating losses; early stages of development; ability to manage growth; unproven market; manufacturing, pharmaceutical development and marketing capability; pre-clinical studies and initial clinical trials are not necessarily predictive of future results; raw materials and product supply; the need for additional capital and access to capital markets; competition; intellectual property; litigation to protect the intellectual property; dependence upon management; governmental regulation and litigation risk the Company’s ability to attract and retain skilled employees and contractors, and changes in foreign currency exchange rates.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

2. Description of Business

BriaCell was incorporated under the Business Corporations Act (British Columbia) on July 26, 2006 and is listed on the Toronto Stock Exchange under the symbol “BCT” and as of February 24, 2021, on the Nasdaq Capital Market under the symbols “BCTX” and “BCTXW”. The Company is developing a new therapy for advanced breast cancer. The Company’s head office in Canada is located at Suite 300 – 235 West 15th Street, West Vancouver, British Columbia, V7T 2X1 and in the United States, the Company has an office located at 2929 Arch Street, 4th Floor, Philadelphia, PA 19104.

3. Operations Review

Overview

BriaCell is an immuno-oncology focused biotechnology company developing targeted and safe approaches for the management of cancer. Immunotherapies have come to the forefront in the fight against cancer. They harness the body’s own immune system to recognize and destroy cancer cells. BriaCell owns the US patent to SV-BR-1-GM (Bria-IMT™), a whole-cell targeted immunotherapy for cancer (U.S. Patent No. 7,674,456), as well as patents related to PKCδ inhibitors (U.S. Patent Nos. 9,364,460 and 9,572,793). The Company is currently advancing its targeted immunotherapy program by prioritizing a Phase I/IIa clinical trial with Bria-IMT™ in combination with immune checkpoint inhibitors and a companion diagnostic test, BriaDX™, to identify patients likely benefitting from Bria-IMT™. BriaCell currently has a non-exclusive clinical trial collaboration with Incyte Corporation (“Incyte” NASDAQ: INCY) to evaluate the effects of combinations of novel clinical candidates. Under the agreement, Incyte and BriaCell will be evaluating novel combinations of compounds from Incyte’s development portfolio with BriaCell’s drug candidates in advanced breast cancer patients. BriaCell is conducting a Phase I/IIa clinical trial of Bria-IMT™, BriaCell’s lead candidate, in a combination study with immune checkpoint inhibitors such as the Incyte drugs retifanlimab (an anti-PD-1 antibody similar to pembrolizumab [KEYTRUDA®; manufactured by Merck & Co., Inc. (NYSE: MRK)]) and epacadostat, an orally bioavailable small-molecule inhibitor of indoleamine 2,3-dioxygenase 1 (IDO1). The combination study is listed in ClinicalTrials.gov as NCT03328026.

The Company has demonstrated an early proof of principle with the Bria-IMT™ regimen (Bria-IMT™ given in combination with low-dose pre-dose cyclophosphamide to reduce immune suppression and post-dose low-dose local interferon alpha to boost the response with cycles every 2 weeks x 3 then monthly) without an immune checkpoint inhibitor and is intent on building upon these results to further develop Bria-IMT™ through additional clinical testing. The results of two previous Phase I clinical trials (one with a precursor of the Bria-IMT™ targeted immunotherapy and the other with Bria-IMT™) were encouraging in terms of both safety and efficacy in patients with stage IV breast cancer who had failed other available therapies including various kinds of chemotherapy. Most notably, a patient with recurrent metastases developed a remarkable response after receiving the Bria-IMT™ regimen. A lesion in the lung regressed totally and near-complete responses were seen in other lesions. Injections were stopped as the patient completed the clinical protocol. About three months after the last Bria-IMT™ injection, the patient was found to have relapsed, both locally and in distant areas including the brain.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Within 2 months after restarting Bria-IMT™ (after having obtained FDA permission), all areas of involvement showed significant regressions, including regression of multiple lesions in the brain.

This patient was found to allele-match1 with Bria-IMT™ at HLA-DRB1 and HLA-DRB3, human leukocyte antigen (HLA) genes implicated in helper T cell activation and as such potentially involved in the generation of tumor-directed cellular and/or humoral (antibodies) immune responses.

Additional breast cancer patients have been dosed with the Bria-IMT™ regimen in 2017-2018. These patients were heavily pre-treated and had to have failed at least 2 prior regimens to be eligible for the study. Some of these patients experienced mixed responses (tumor regression at some sites but not at others) and clinical benefit (stable disease). Again, these responses were seen especially in patients who matched Bria-IMT™ at certain HLA alleles who were able to develop an immune response.

These are very preliminary results but suffice to clearly demonstrate biological activity for inducing tumor regression, an excellent safety profile, and validate the preliminary findings. Furthermore, the data adds importantly to a proposed mechanism of action in that most patients with tumor regressions in the initial two clinical trials (without an immune checkpoint inhibitor) have had at least 1 HLA allele match with Bria-IMT™. This is an important confirmation that Bria-IMT™ can be effective in shrinking metastatic breast cancer, especially in patients who match at certain HLA alleles.

Subsequently Bria-IMT™ was evaluated in combination with KEYTRUDA® in 11 patients with advanced breast cancer. The combined treatment was generally safe and well tolerated without dose limiting toxicities. Of the eleven patients, 2 had regression of multiple tumors and another had stable disease with clinical benefit. This study is proceeding now evaluating the combination of Bria-IMT™ with the Incyte assets.

Bria-IMT™ was developed from a patient diagnosed with grade 2 breast cancer. As for other cancers, breast cancer can be subdivided based on its histologic appearance (how it looks under the microscope) into grade 1 or well-differentiated (where the microscopic appearance looks a lot like normal breast tissue); grade 2 or moderately differentiated (where the microscopic appearance looks somewhat like normal breast tissue) and grade 3 or poorly differentiated (where the microscopic appearance looks nothing like normal breast tissue). Since Bria-IMT™ is derived from a tumor specimen from a patient with grade 2 breast cancer, it may have retained some of the characteristics of grade 2 disease. Consistently, a high proportion of patients with grade 1 or grade 2 breast cancer who had been involved in our clinical studies had disease control, regardless of HLA-matching, suggesting that this subset may also derive more benefit from the Bria-IMT™ therapy.

1 HLA alleles correspond to HLA types and are typically used to match patients with organs when they are receiving an organ transplant (like a kidney transplant).

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Significant financial and corporate developments during the period

Stock Option Grants

On September 1, 2021, the Company issued 100,000 options to a consultant with an exercise price of $5.74, which vest immediately and expire on September 1, 2026.

On November 1, 2021, the Company issued 12,600 options with an exercise price of $7.94, and expire on November 1, 2026. 10,000 of the options were issued to a director and vest immediately, and 2,600 options were issued to members of the Company’s scientific advisory board and vest in five equal instalments every six months, with the first instalment vesting immediately.

On January 13, 2022, the Company issued 524,700 options to directors, officers, and employees with an exercise price of $8.47 and expire on January 13, 2027. 482,300 of the options were granted to Insiders, as such term is defined in the Securities Act (British Columbia) and vest in four equal instalments every 90 days, with the first instalment vesting immediately. The remaining 42,400 options vest in eight equal instalments every 90 days, with the first instalment vesting immediately.

On February 16, 2022, the Company issued 150,000 options to an officer with an exercise price of $7.51 and expire on February 16, 2027. The options vest in eight equal instalments every 90 days, with the first instalment vesting immediately.

On May 20, 2022, the Company issued 31,000 options with an exercise price of $4.71 and expire on May 20, 2027. The options vest in eight equal instalments every 90 days, with the first instalment vesting immediately. 20,000 options were issued to the Company’s CFO.

Exercise of warrants

From August 1, 2021 and through to the date of this report, 63,454 warrants with an exercise price of $5.31 were exercised for gross proceeds of $337,099 and 997,200 warrants with an exercise price of $6.19 were exercised for gross proceeds of $6,172,669. In total, the Company issued 1,060,654 shares in respect of the exercise of these warrants.

In addition, from August 1, 2021 and through to the date of this report 554,991 warrants with a weighted average exercise price of $5.68 per warrant were exercised into 219,453 common shares by way of a cashless exercise.

Share Buy-Back Program

As noted in a press release dated September 9, 2021, BriaCell announced that its board of directors (the “Board”) has authorized the Company’s repurchase program whereby the Company may purchase through the facilities of the TSX Venture Exchange (“TSXV”) or The NASDAQ Capital Market (“NASDAQ”) (i) up to 1,341,515 common shares (the “Common Shares”) and (ii) up to 411,962 publicly traded BCTXW warrants (the “Listed Warrants”) in total, representing 10% of the 13,415,154 Common Shares and 10% of the 4,119,622 Listed Warrants comprising the “public float” as of September 8, 2021, over the next 12 months (the “Buyback”). Independent Trading Group (ITG) Inc. is acting as the Company’s advisor and dealer manager in respect of the Buyback.

From August 1, 2021 and through to the date of this report, the Company repurchased a total of 1,031,672 shares and 222,982 publicly traded warrants with a total value of $9,918,122 (net of commissions) of which all of the shares and warrants have been cancelled.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Repayment of CEBA Loan

On December 13, 2021, the Company repaid the Canada Emergency Business Account (“CEBA Loan”) in the amount of $23,454.

In a press release dated February 10, 2022, BriaCell announced an update on its corporate buyback and insider trading.

Insider Buying

As disclosed December 16, 2021, certain members of BriaCell’s Board of Directors and Management team (the “Insiders”) had informed the Company of their intention, on an individual basis and not in concert, to use their personal funds to purchase approximately 10% (1.59 million Common Shares and/or Listed Warrants) of the Company’s Common Shares and Listed Warrants outstanding within the nine-month period commencing April 30, 2022. Any Insider purchase will be conducted in compliance with the Company’s insider trading policy and Insiders will meet the SEC and Toronto Stock Exchange (“TSX”) reporting obligations. The timing and dollar amount of Insiders’ purchases may vary individually. Purchases of securities by Insiders may coincide with BriaCell’s ongoing Buyback. BriaCell has internal governance procedures in place to execute the Company’s Buyback repurchases independently from any Insiders’ purchase of Securities.

Annual Shareholder Meeting

In a press release dated January 9, 2022, BriaCell announced that all resolutions proposed to shareholders at the Annual and Special Meeting of Shareholders (the “Meeting”) held virtually via teleconference on January 18, 2022 were passed. Shareholders also voted in favor of: (i) setting the number of directors for the ensuing year at seven; (ii) re-appointing MNP LLP as auditors of the Company; (iii) approving the Company’s stock option plan; and (iv) approving an amendment to the authorized share structure and articles of the Company by creating a new class of subordinate voting shares, and to vary the special rights and restrictions attached to the Common Shares to reflect the creation of the new class of shares, as more particularly described in the Company’s Management Information Circular dated December 20, 2021 and posted to SEDAR on January 4, 2022. Please see the report of voting results filed under BriaCell’s profile at www.sedar.com for the detailed results of these other matters voted on by shareholders at the Meeting.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

New Chief Medical Officer

On February 16, 2022, the Company announced the appointment of Giuseppe Del Priore, MD, MPH, as the Company’s Chief Medical Officer (CMO).

Dr. Del Priore will oversee the clinical and regulatory aspects of BriaCell’s current and upcoming clinical trials including the ongoing Phase I/IIa combination study of BriaCell’s lead candidate, Bria-IMT™, with Incyte’s checkpoint inhibitors retifanlimab and the immunomodulator epacadostat in advanced breast cancer.

Dr. Del Priore is a seasoned healthcare executive with over 25 years of experience in research, drug development, and clinical trials management. Dr. Del Priore’s prior work experience includes serving as a biotech Chief Medical Officer, a National Director at the Cancer Treatment Centers of America (CTCA), plus faculty at Indiana University School of Medicine, Weill Cornell Medicine, and New York University School of Medicine.

Dr. Del Priore completed his MPH degree in Biostatistics and Epidemiology at the University of Illinois Chicago School of Public Health, his medical degree with Distinction from The State University of New York, his BA, magna cum laude, in Philosophy, at The City University of New York, with additional training at Memorial Sloan Kettering Cancer Center (MSKCC), The University of Chicago, Northwestern University, and the University of Rochester. He has authored numerous publications, was named on several patents, and was listed as the “Best Doctors” by the U.S. News & World Report. He regularly appears in various media outlets as a Key Opinion Leader (KOL) in oncology.

Changes in the Board of Directors and Scientific Advisory Board

In a press release dated September 1, 2021— BriaCell announced the appointment of Mr. Marc Lustig to the Company’s Board of Directors, effective September 1, 2021. At that time Marc, through his investment company L5 Capital Inc., owned 1,530,000 common shares of BriaCell, representing 10.0% of BriaCell’s issued and outstanding common shares.

Mr. Lustig is a highly regarded investor, entrepreneur, and corporate finance veteran with a deep understanding of the life sciences industry, including biotechnology and pharmaceuticals, as well as the legal cannabis industry. Marc holds MSc and MBA degrees from McGill University and his professional experience includes working at Merck & Co., and his capital markets career includes roles in biotech equity research, corporate finance and as Head of Capital Markets. Mr. Lustig was the founder and CEO of Origin House which was sold to Cresco Labs Inc. (CSE: CL; OTCQX: CRLBF) in 2020 where he currently serves as a director. In addition to being a director of a number of public companies, Marc founded the Lustig Family Medical Cannabis Research & Care Fund of the Cedars Cancer Foundation that provides cannabis to palliative cancer patients.

In a press release dated November 2, 2021, BriaCell announced the appointment of Jane Gross, Ph.D. to its Board of Directors. Dr. Jane Gross is a highly experienced biotech executive with over 30 years in leading research and development teams from discovery through preclinical evaluation and clinical development of therapeutics for the treatment of cancer and autoimmune and inflammatory diseases. Dr. Gross currently serves as an Independent Director for aTyr Pharmaceuticals (Nasdaq: LIFE), a biotechnology company developing novel therapeutics for respiratory diseases and multiple cancer indications.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Dr. Gross’s experience includes roles as Chief Scientific Officer and SVP, Research and Non-Clinical Development at Aptevo Therapeutics (Nasdaq: APVO), during which she led the discovery of novel antibody-based, bispecific protein therapeutics as immunotherapies to treat diseases like cancer. Previously, Dr. Gross served as VP, Applied Research and Non-Clinical Development at Emergent BioSolutions (NYSE: EBS), during which she successfully introduced a drug to patients from design stage into clinic. This drug was partnered with Morphosys in a co-development transaction for treatment of metastatic castration resistant prostate cancer. Formerly, as VP, Immunology Research at ZymoGenetics, Dr. Gross discovered and developed 30+ new product candidates, completed partnerships and out-licensing of assets, and helped position ZymoGenetics for a successful acquisition by Bristol Myers Squibb (NYSE: BMY) in 2010.

Dr. Gross earned her Ph.D. in Immunology from the University of California, Berkeley under James P. Allison, Ph.D., who gained fame as the co-recipient of the 2018 Nobel Prize in Physiology or Medicine for being a pioneer in cancer immunotherapy, and her Post-Doctoral Fellowship from the University of Washington in Immunology under Dr. Roger M. Perlmutter, M.D., Ph.D., formerly of Merck Research Laboratories and Amgen (Nasdaq: AMGN).

The Board of Directors consists of:

■	Dr. William V. Williams, Director and Chief Executive Officer;

■	Mr. Jamieson Bondarenko, Director and Chairman of the Board;

■	Mr. Marc Lustig, Director;

■	Dr. Rebecca Taub, Director;

■	Mr. Vaughn C. Embro-Pantalony, Director;

■	Mr. Martin Schmieg, Director;

■	Dr. Jane Gross, Director

In a press release dated November 5, 2021, BriaCell announced the addition of Suzanne Ostrand-Rosenberg, Ph.D. to its Scientific Advisory Board.

Dr. Ostrand-Rosenberg has more than 40 years of experience leading investigations focused on the immune system’s response to cancer. She is currently the Robert & Jane Meyerhoff Professor of Biochemistry, Emeritus, and Professor of Biological Sciences, Emeritus, University of Maryland Baltimore County, Baltimore, MD, and has been working with the University since 1977. She was also appointed as the Adjunct Professor of Pathology, Huntsman Cancer Institute (HCI), University of Utah, Salt Lake City, UT, in 2018.

In the 1980s and 1990s, Dr. Ostrand-Rosenberg and her team were instrumental in demonstrating the importance of CD4+ T-helper lymphocytes. Since 1990, her team has pioneered studies on myeloid-derived suppressor cells (MDSCs) in fighting cancer and has led the development of novel cell-based immuno-therapeutics. Additionally, Dr. Ostrand-Rosenberg’s research on the Programmed Death Ligand 1 pathway (PD-L1) resulted in the discovery of two novel anti-PD-L1 therapeutics.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Dr. Ostrand-Rosenberg has served as an editor of multiple immunology and cancer journals, has regularly reviewed grants for national and international scientific organizations, and has served on the NCI Board of Scientific Counselors. One of her team’s publications was recognized as the most cited publication in the Journal of Immunology in 2021. She has been the recipient of numerous scientific awards, including Distinguished Lecturer, German Cancer Research Center (DKFZ), Heidelberg in 2012 and Distinguished Fellow of the American Association of Immunologists in 2020. She was appointed by Maryland’s governor to the State of Maryland Human Stem Cell Commission from 2007-2013.

Dr. Ostrand-Rosenberg obtained her BA in Biology from Barnard College of Columbia University and her Ph.D. in Immunology from California Institute of Technology and completed her postdoctoral studies in Immunology at Johns Hopkins University.

In a press release dated February 23, 2022, BriaCell announced the addition of a leading immunologist, Alexander Kharazi, M.D., Ph.D., to its Scientific Advisory Board.

Dr. Kharazi co-invented Bria-IMT™, BriaCell’s lead clinical candidate, in collaboration with Dr. Charles L. Wiseman, BriaCell’s Founder and Principal Research Advisor. Dr. Kharazi currently serves as Chief Technology Officer at Stemedica Cell Technologies, Inc. His experience includes roles as Chief Scientist of the Immunotherapy laboratory at St. Vincent Medical Center in Los Angeles (1998-2006) and Chief Pathologist of a large, good laboratory practice (GLP) animal study at the University of California, Los Angeles (UCLA) (1991-1998) reporting results to the U.S. Congress. Additionally, he has worked as a Research Fellow in the department of Pathology at the Tokyo Metropolitan Institute of Gerontology in Japan from 1989 to 1991. Dr. Kharazi earned his Ph.D. in immunology and his medical degree in internal medicine and pathology in Kiev, Ukraine. He is a named inventor on eight U.S. patents and several foreign patents. He is the author of numerous U.S. and international publications and has been an invited speaker/chairman/panelist on several scientific meetings.

The Scientific Advisory Board consists of:

■	Charles L. Wiseman, MD, FACP

■	Doug Faller, MD, PhD

■	Cara L. Haymaker, PhD

■	Thomas Kieber-Emmons, PhD

■	Brian Metcalf, PhD

■	Maria Trojanowska, PhD

■	Suzanne Ostrand-Rosenberg, PhD

■	Alexander Kharazi, MD., PhD

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Clinical Operations

Historical Information:

Bria-IMT™ PHASE I//IIa “monotherapy” clinical trial (Expanded Clinical Trial; ClinicalTrials.gov Identifier: NCT03066947)

Clinical Operations – Safety and Efficacy Data

As outlined in press releases dated April 23, 2019 and May 28, 2019, BriaCell has obtained evidence of efficacy and safety of Bria-IMT™ (Bria-IMT™) in the Clinical Trial (ClinicalTrials.gov Identifier: NCT03066947): Twenty-three patients received inoculations during the trial in 2017 and 2018. The patients were all very heavily pre-treated with an average of 4 prior systemic therapy regimens (chemotherapy, biological therapy and/or “targeted” therapies). The regimen was well tolerated, had few side effects, and appears safe. Imaging studies have demonstrated regression of metastatic tumors in some patients especially those who match Bria-IMT™ at HLA alleles. Interim results were presented at the ASCO-SITC meeting on March 1, 2019, the Precision Breast Cancer Summit on April 25, 2019, and the 2nd Annual Next Gen Immuno-Oncology Congress on September 19, 2019, a total of 27 patients were treated with the Bria-IMT™ regimen: 4 in Dr. Wiseman’s original series in 2004-2006 and 23 in the monotherapy study (ClinicalTrials.gov Identifier: NCT03066947).

At completion of the clinical trial (ClinicalTrials.gov identifier: NCT03066947), a total of 23 subjects had been dosed (press release dated January 2, 2019). Patients were evaluated for clinical and immune responses. Clinical responses could include progressive disease (PD), stable disease (SD), partial response (PR) or complete response (CR). Patients with SD, PR or CR were considered to have disease control. The clinical responses were influenced by the ability of the patients to develop a cellular immune response against Bria-IMT™. Those unable to develop a cellular immune response (as measured by delayed-type hypersensitivity - DTH) did not respond, while of those who did respond all had evidence of a DTH response. These results for Dr. Wiseman’s original series in 2004-2006 (4 patients) and the monotherapy study (ClinicalTrials.gov Identifier: NCT03066947) (23 patients) are noted here.

Patients	HLA Match	Disease Control*	Disease Control in Immune Responders**
N=6	≥2	50%	75%
N=20	≥1	25%	33%
N=7	0	29%	29%

Clinical responses for patients treated with Bria-IMT regimen monotherapy in the Phase I/IIa studies. These data support the hypothesis that both the ability to mount an immune response to Bria-IMT™ and at least one HLA match may be predictive of patients more likely to derive clinical benefit.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Bria-IMT™ PHASE I//IIa “combination therapy” clinical trial (ClinicalTrials.gov Identifier: NCT03328026)

Clinical Operations - Combination study of Bria-IMT™ with Immune Checkpoint Inhibitors

Immune checkpoint inhibitors such as pembrolizumab (KEYTRUDA®; anti-PD-1), designed to overcome immune suppression in cancer patients, have come to the forefront in the fight against cancer with substantial benefits for some patients. Bria-IMT™, in essence a breast cancer cell line with features of immune cells (the cells that start immune responses) and engineered to produce an immune-activating factor (GM-CSF), has been shown to stimulate T cells, i.e., important cells of the immune system. BriaCell has published these findings in a leading immunology journal in the first half of 2018. Based on the published, proposed mechanism of action of Bria-IMT™, the Company envisions that Bria-IMT™ and immune checkpoint inhibitors can exert additive or synergistic tumor-directed effects. It is important to note that pembrolizumab (KEYTRUDA®) and related checkpoint inhibitors have not been shown to work well on their own in breast cancer but are approved for other indications.

Summary of Early Data of Bria-IMT™ with KEYTRUDA® Combination Study

■	All 11 patients were very heavily pre-treated with a median of 5 prior systemic therapy regimens (such as chemotherapy) prior to enrollment in BriaCell’s Combination Study.

■	These patients previously did not respond to a number of currently available therapies, and many had very weak immune systems, further emphasizing the importance of the positive results observed in BriaCell’s Combination Study.

Efficacy Data

Four patients rolled-over from BriaCell’s Bria-IMT™ monotherapy study:

■	One woman with stable disease on monotherapy had been on 8 prior chemotherapy or biological therapy regimens and had extensive tumor growth in her liver. She experienced a 25% reduction in the sum of diameters of her liver metastases target lesions within 2 months.

■	She had a tumor type that typically does not respond to KEYTRUDA® alone, suggesting distinct benefits by the Combination Study.

■	Of note, she is not an HLA match with Bria-IMT™ suggesting that the combination with immune checkpoint inhibitors such as KEYTRUDA® may not require a ‘match with Bria-IMT™’ to result in tumor reduction. Consequently, the Combination Study regimen may work for patients regardless of HLA matching.

■	She was able to develop a very strong immune response to Bria-IMT™ (as measured by skin testing (DTH)).

■	Three women on the monotherapy study had progressive disease prior to entry into the Combination Study – they were only dosed for a short time, and either discontinued the treatment or showed progressive disease. They had very weak immune systems and very advanced cancer prior to BriaCell’s Combination Study.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Seven patients entered the Combination Study directly without previous Bria-IMT™ treatment:

■	One woman who had been on 12 prior regimens with 16 different agents, including 13 chemotherapy agents, had breast cancer metastatic to the adrenal gland and to the dura mater (the outside lining of the brain) and behind the left eye (orbital tumor).

■	After less than 2 months on treatment, she had a marked reduction in the size of her adrenal and dural metastases and decrease in the size of the orbital tumor.

■	She matched Bria-IMT™ at two HLA alleles (“types”).

■	She was able to develop and very strong immune response to Bria-IMT™ (as measured by skin testing (DTH)).

■	There is more on this patient below (see January 13, 2020, press release information).

■	One woman achieved stable disease, in spite of 9 prior anti-cancer regimens (including 6 chemotherapy regimens and 3 biological therapy regimens) and therefore appears to have derived clinical benefit from the combination treatment. She matched Bria-IMT™ at one HLA allele (“type”).

Safety Data

The combination was very safe and well-tolerated in all 11 patients of the study. The most common adverse events noted were expected local irritation at the inoculation sites.

Response by Tumor Grade

On January 9, 2020, BriaCell announced it had identified a new group of patients with high levels of clinical benefit in response to its novel immunotherapy, and its combinations.

Breast cancer is subdivided into 3 categories based on its appearance under the microscope: Grade 1 (well differentiated), Grade II (moderately differentiated) and Grade III (poorly differentiated). The Bria-IMT™ cell line was derived from a Grade II tumor biopsy. Upon reanalysis of some of its clinical data, BriaCell learned of correlative patterns of tumor response in Grade I/II breast cancer patient populations. In the Company’s view, this seems logical because Bria-IMT™ is derived from a Grade II (moderately differentiated) breast cancer tumor. Importantly, approximately 40% of recurrent breast cancers are Grade I/II.

Monotherapy: The clinical benefit rate in BriaCell’s monotherapy studies for Grade I/II patients with immune responses was 5/7 (71%) despite the fact that these patients were very heavily pre-treated with a median of 7 prior regimens (such as chemotherapy).

Combination study of Bria-IMT™ with KEYTRUDA®: All 3 patients with Grade I/II tumors had clinical benefit (100%). All of these patients had been very heavily pre-treated with 14-15 prior regimens.

Further analysis of the patients with Grade I/II tumors shows that patients with the greatest tumor reductions within the Grade I/II subset also had double HLA matches with Bria-IMT™ in both monotherapy and combination study groups. Based on the Company’s new findings, it believes it is able to identify a sizeable patient population who will derive significant clinical benefit from treatment with Bria-IMT™, adding further biomarker capability incremental to the Company’s HLA-matching hypothesis.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Combination Therapy with Incyte Drugs

On October 7, 2019, BriaCell announced dosing of the first patient in its Phase I/IIa Study evaluating Bria-IMT™ in combination with INCMGA00012 (retifanlimab) and epacadostat in patients with advanced breast cancer. The study design includes an initial group of patients to be treated with the Bria-IMT™ regimen in combination with INCMGA00012, Incyte’s PD-1 inhibitor (similar to KEYTRUDA®) to establish safety. A subsequent group of patients will be treated with the triple combination of the Bria-IMT™ with INCMGA00012 and epacadostat, Incyte’s IDO inhibitor. The dose of epacadostat to be used has been established to be safe when given in combination with INCMGA00012 in patients with cancer. The goal is to remove cancer-induced suppression of the immune system (i.e., taking the foot off the brakes that the cancer puts on the immune system) thereby awakening the immune response. This should permit the potent immune responses induced by the Bria-IMT™ regimen (i.e., putting the foot on the gas pedal) to attack the cancer.

On January 13, 2020, the Company provided an update on the previously-announced top responder (“Remarkable Responder”) in the combination study of its lead candidate, Bria-IMT™, with Incyte’s INCMGA00012 (retifanlimab), a PD-1 inhibitor. The patient, who had experienced notable tumor shrinkage while on treatment with Bria-IMT™ in combination with the PD-1 inhibitor pembrolizumab [KEYTRUDA®; manufactured by Merck & Co., Inc. (NYSE: MRK)], had since transitioned to treatment in combination with INCMGA00012. On this combination treatment, the patient had had a subsequent further remarkable reduction in a breast cancer tumor behind the left eye in the left orbital region. This tumor, which had pushed the eye forward from the skull (known as proptosis), had resolved following 3 months of treatment. The tumor had shrunk by 19% during treatment with the Bria-IMT™ regimen in combination with KEYTRUDA®, and had completely disappeared during treatment in combination with INCMGA00012. While not all of the patient’s tumors resolved, the proptosis and associated eye problem were resolved. This patient had an overall 70% reduction in the sum of diameters of her measurable target tumors, qualifying as a partial response (PR).

BriaCell’s “matching hypothesis” has been further strengthened: The Remarkable Responder matched Bria-IMT™ at 2 HLA loci (HLA-C and HLA-DRB3). BriaCell’s immunotherapy treatment appears most effective when the patient’s HLA-type matches the Bria-IMT™ HLA-type as concluded in prior Phase IIa proof-of-concept work.

This patient remained on study for over 9 months before there was disease progression.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Survival Data

In a press release dated June 2, 2021, BriaCell provided an update on the overall survival (OS) data on its previously disclosed advanced breast cancer patients. These women were treated with BriaCell’s lead candidate Bria-IMT™ as monotherapy and also in combination with checkpoint inhibitors, including pembrolizumab (KEYTRUDA®; manufactured by Merck & Co., Inc.) and Incyte’s retifanlimab (manufactured and provided under a corporate collaboration with Incyte Corporation).

HLA-Typing: Cells with HLA (human leukocyte antigen) molecules on their surface determine and trigger the body’s immune response. BriaCell’s immunotherapy treatment appears most effective when the patient’s HLA-type matches with Bria-IMT™, allowing BriaCell to potentially identify patients most likely to respond. HLA-typing is a simple and widely available test.

Tumor Grade: BriaCell has noted clinical benefit in its patients with grade I and grade II tumors, suggesting another subgroup of patients for whom BriaCell’s treatment would be most effective.

BriaCell Treatment 1					Leading Treatment Comparison 2
N =	Filter	Prior Regimens	Overall Survival	vs.	Prior Regimens	Overall Survival
7	Combination Therapy	9	12.0 months		2	7.2 - 9.8 months
9	1+ HLA	8	12.1 months
5	2+ HLA	5	13.4 months
6	Tumor Grade I/II	12	12.5 months
Patient 06-005 [3]	2 HLA; Grade II	13	21.4 months

1) BriaCell treats severely sick patients, as indicated by the “Prior Regimens” column. To more accurately present survival data, BriaCell has included only those women able to mount an immune response. Patients from both the monotherapy and combination therapy are included unless otherwise indicated.

2) Overall survival of 7.2-9.8 months in similar patients with metastatic breast cancer who have failed 2 prior therapy attempts (third line setting); Kazmi S, et al. Breast Cancer Res Treat. 2020 Aug 17.

3) Remarkable Responder highlighted; included within subsets “Tumor Grade I/II” and “2+ HLA”.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Highlighting BriaCell’s Top Responder:

Initially announced on September 19, 2019 and subsequently on January 13, 2020, BriaCell continued to emphasize this patient’s positive response to BriaCell’s treatment. Prior to BriaCell’s treatment, the patient had received 12 regimens with 16 agents (incl. 13 chemotherapies), yet her condition worsened and included a gruesome orbital tumor that metastasized behind her left eye and caused the eye to bulge from its socket (proptosis). After just six months of BriaCell’s treatment, the orbital tumor had been completely eliminated, and she survived for over 21 months, a significant clinical benefit.

Figure 1: The figure shows MRI scans of the top responder patient. The arrows on the images (baseline scans) show the location of the orbital tumors. As shown on the images on the right hand side, the tumors were eliminated following 6 months of treatment with the Bria-IMT combination regimen.

In the figure above, and with tumors indicated by white arrows, complete resolution of the orbital tumor was observed after six months on BriaCell’s treatment. Of note, she had two HLA matches with Bria-IMT™ and a grade II tumor, supporting BriaCell’s hypotheses outlined above.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Ongoing Study Information:

Clinical Operations – Clinical Sites

Enrollment in the Phase I/IIa “monotherapy” study with Bria-IMT™ (ClinicalTrials.gov Identifier: NCT03066947) was completed in November 2018. All patients have either ceased treatment or “rolled over” to the “combination therapy” trial (Combination Study of SV-BR-1-GM in Combination With Pembrolizumab, ClinicalTrials.gov Identifier: NCT03328026).

■	In a press release dated November 18, 2021 BriaCell announced that Mary Crowley Cancer Research center in Dallas, Texas is now actively screening and enrolling advanced breast cancer patients in the Phase I/IIa combination study of BriaCell’s lead candidate, Bria-IMT™, with Incyte’s checkpoint inhibitors, retifanlimab and epacadostat.

○	Dr. Minal Barve, the Executive Medical Director and Chief Medical Officer for Mary Crowley Cancer Research center and Board-Certified in medical oncology and internal medicine, will act as the clinical site’s Principal Investigator. Dr. Barve will work closely with Cancer Insight, LLC to manage the clinical and regulatory aspects of the Phase I/IIa clinical trial in advanced breast cancer on behalf of BriaCell.

○	Founded by Dallas entrepreneur Mary C. Crowley and her fundamental belief that cancer patients needed access to better cancer treatments, Mary Crowley Cancer Research center was established in 1997 to provide potentially curative treatments for adult cancer patients. Mary Crowley Cancer Research center’s mission is to bring hope to cancer patients through innovative clinical trials, while advancing treatment for patients in the future.

■	In a press release dated February 28, 2022, BriaCell announced that it has recruited two additional clinical sites for screening and enrolling advanced breast cancer patients in the Phase I/IIa combination study of BriaCell’s lead candidate, Bria-IMT™, with Incyte’s checkpoint inhibitor, retifanlimab, and its immunomodulator, epacadostat. The additional clinical sites include the following: 1) Atlantic Health System, Morristown, New Jersey, and 2) Tranquil Clinical Research, Webster, Texas.

○	Founded in 1996, Atlantic Health System was formed to provide quality, affordable and accessible care to patients in northern and central New Jersey. Committed to its mission of building healthier communities, it has grown to a network of over 17,000 members and 4,800 physicians. Atlantic Health System serves over one million patients annually through 400 sites of care, including seven hospitals, 300 physician practices, 16 urgent care centers, home care and hospice services, mobile health, telehealth, and collaborative partnerships in education, research and community health receiving several clinical awards from U.S. News & World Report.

○	With over 30 years of experience, Tranquil Clinical Research, has been providing novel treatments to patients in Webster, Texas. Its focus has been on excellence in the clinical trial process and bringing trustworthy products to patients. The facility is strategically located near Texas Medical Center (TMC), Houston, Texas, the world’s largest medical complex.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

■	In a press release dated May 18, 2022, BriaCell announced that it has activated Hoag Memorial Hospital Presbyterian (“Hoag”) and re-engaged Sylvester Comprehensive Cancer Center, part of UHealth – the University of Miami Health System, as clinical sites for the screening and enrollment of advanced breast cancer patients in the Phase I/IIa combination study of BriaCell’s lead candidate, Bria-IMT™, with Incyte’s checkpoint inhibitor, retifanlimab, and its immunomodulator, epacadostat.

○	Hoag is a non-profit, regional health care delivery network in Orange County, California, that treats more than 30,000 inpatients and 460,000 outpatients annually. Hoag consists of two acute-care hospitals – Hoag Hospital Newport Beach, which opened in 1952, and Hoag Hospital Irvine, which opened in 2010 – in addition to 10 health centers and 14 urgent care centers. Hoag has invested $261 million in programs and services to support the underserved community within the past five years, including areas like mental health, homelessness, transportation for seniors, education, and support for single mothers. Hoag is a designated Magnet® hospital by the American Nurses Credentialing Center (ANCC). Hoag offers a comprehensive blend of health care services that includes six institutes providing specialized services in the following areas: cancer, digestive health, heart and vascular, neurosciences, women’s health, and orthopedics through Hoag’s affiliate, Hoag Orthopedic Institute, which consists of an orthopedic hospital and four ambulatory surgical centers. In the 2021-2022 U.S. News & World Report Best Hospitals Rankings, Hoag is the highest ranked hospital in Orange County and the only Orange County hospital ranked in the Top 10 in California. For more than 20 years, residents of Orange County have chosen Hoag as one of the county’s best hospitals in a local newspaper survey. Visit www.hoag.org for more information.

○	Sylvester Comprehensive Cancer Center, part of UHealth — University of Miami Health System and the University of Miami Miller School of Medicine, (“Sylvester”) is the only cancer center in South Florida designated by the National Cancer Institute (“NCI”). NCI designation recognizes that Sylvester has met the most rigorous standards for cancer research, beginning in its laboratories, extending to patient care, and meeting specific needs in its community. Sylvester is known as a leader in South Florida in patient-focused cancer research and care, offering the only Phase I Clinical Trials program – the first step in evaluating how patients respond to the latest investigational treatments. NCI designation further expands Sylvester’s ability to provide access to novel therapies through more clinical trials and collaboration with other designated centers. Equipped with a highly qualified team of more than 1,500 cancer-focused physicians, researchers, and staff working together, Sylvester discovers, develops, and delivers more precision cancer care. To serve current and future patients, Sylvester has a network of conveniently located outpatient treatment facilities throughout South Florida. For more information on Sylvester Comprehensive Cancer Center, please visit https://umiamihealth.org/locations/sylvester-comprehensive-cancer-center.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

The following clinical sites are listed in the combination therapy trial (ClinicalTrials.gov Identifier: NCT03328026):

■	Providence Medical Group, Santa Rosa, CA; Principle Investigator: Dr. Jarrod P Holmes, M.D.

■	Sylvester Comprehensive Cancer Center, University of Miami, FL: Principal Investigator: Dr. Carmen J Calfa, MD

■	Cancer Center of Kansas (CCK): Principle Investigator: Dr. Shaker R. Dakhil, MD. Under the direction of Dr. Dakhil, the Cancer Center of Kansas lists 16 offices, and 13 Sub Investigators.

■	Hoag, Newport Beach, California: Principal Investigator Dr. Chaitali S Nangia, MD.

■	Atlantic Health System, Morristown and Overlook Hospitals, Morristown and Summit, New Jersey: Principal Investigator Bonni Guerin, MD.

■	Tranquil Clinical Research, Webster, Texas: Principal Investigator John Knecht, MD.

■	Mary Crowley Cancer Research center, Dallas, Texas: Principal Investigator Minal Barve, MD.

Regulatory Interactions - Fast Track Designation

In a press release dated April 13, 2022, BriaCell announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track status to BriaCell’s lead candidate, Bria-IMT™, for the treatment of metastatic breast cancer (breast cancer that has spread beyond the breast).

The Fast Track designation will apply to patients with metastatic breast cancer. BriaCell is developing Bria-IMT™ in combination with immune checkpoint inhibitors in a clinical trial listed in ClinicalTrials.gov as NCT03328026. BriaCell is currently enrolling and dosing advanced breast cancer patients in its Phase I/IIa combination study of Bria-IMT™ with Incyte’s checkpoint inhibitor, retifanlimab, and its immunomodulator, epacadostat under corporate collaboration with Incyte.

Initial data on patient survival in this study was first presented at the San Antonio Breast Cancer Symposium in December 2021 and was over 12 months (average of 9 prior regimens) compared with 7-10 months in a study in 3rd line breast cancer patients (those who failed 2 prior regimens for metastatic breast cancer)1. Other patient subsets with possible survival benefit included those who match Bria-IMT™ at 1 or more HLA type and those with grade I (well differentiated) or grade II (moderately differentiated) breast cancer.

According to the FDA website, the FDA Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. The purpose is to get important new drugs to the patient earlier. Determining whether a condition is serious is a matter of judgment, but generally is based on whether the drug will have an impact on such factors as survival, day-to-day functioning, or the likelihood that the condition, if left untreated, will progress from a less severe condition to a more serious one.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Any drug being developed to treat or prevent a condition with no current therapy obviously is directed at an unmet need. If there are available therapies, a Fast Track drug must show some advantage over available therapy, such as:

●	Showing superior effectiveness, effect on serious outcomes or improved effect on serious outcomes

●	Avoiding serious side effects of an available therapy

●	Improving the diagnosis of a serious condition where early diagnosis results in an improved outcome

●	Decreasing a clinical significant toxicity of an available therapy that is common and causes discontinuation of treatment

●	Ability to address emerging or anticipated public health need

A drug that receives Fast Track designation is eligible for some or all of the following:

●	More frequent meetings with FDA to discuss the drug’s development plan and ensure collection of appropriate data needed to support drug approval

●	More frequent written communication from FDA about such things as the design of the proposed clinical trials and use of biomarkers

●	Eligibility for Accelerated Approval and Priority Review, if relevant criteria are met

●	Rolling Review, which means that a drug company can submit completed sections of its Biologic License Application (BLA) or New Drug Application (NDA) for review by FDA, rather than waiting until every section of the NDA is completed before the entire application can be reviewed.

With Fast Track designation, early and frequent communication between the FDA and a drug company is encouraged throughout the entire drug development and review process. The frequency of communication assists with resolving issues quickly, potentially leading to earlier drug approval and access by patients.

For additional information on FDA’s Fast Track designation, see:

https://www.fda.gov/patients/fast-track-breakthrough-therapy-accelerated-approval-priority-review/fast-track.

Presentations and public updates

Conference and Symposia Presentations

American Association for Cancer Research Annual Meeting 2021

As noted in a press release dated March 30, 2021, BriaCell announced that that it was selected to present at the American Association for Cancer Research (AACR) Annual Meeting 2021, a virtual meeting, held over two weeks (Week 1: April 10-15; Week 2: May 17-21).

As noted in a press release dated April 12, 2021, BriaCell announced the presentation of results from clinical studies with its lead product candidate, Bria-IMT™, summarized in a poster session held at the American Association for Cancer Research (AACR) Annual Meeting 2021, a virtual meeting, held over two weeks (Week 1: April 10-15; Week 2: May 17-21).

The findings indicate disease control in advanced breast cancer patients, including stable disease (SD), partial responses (PR) or complete responses (CR). Disease control was especially noted in patients with Grade I/II (i.e. well or moderately differentiated) tumors or those that matched Bria-IMT™ at 2 or more HLA alleles. Patients with low or undetectable levels of circulating cancer cells were more likely to benefit from therapy.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Patients were treated with the Bria-IMT™ regimen alone (i.e. monotherapy study) or the Bria-IMT™ regimen in combination with immune checkpoint inhibitors, including pembrolizumab (KEYTRUDA®; manufactured by Merck & Co., Inc.), and, more recently, Incyte’s retifanlimab (INCMGA00012, under a corporate collaboration with Incyte Corporation). Dr. Bill Williams, BriaCell’s President & CEO, presented the results of the clinical and pathological analysis. The patient data summarized and discussed belong to previously disclosed patients (i.e., no incremental numbers enrolled).

Details and results on the poster presentation are summarized below:

Poster Title: Predictors of response to a modified whole tumor cell immunotherapy in patients with advanced breast cancer from two phase I/IIa trials

Analysis and Discussion:

The Bria-IMT™ regimen with or without checkpoint inhibitors is able to induce an effective immune response and disease control in heavily pre-treated advanced breast cancer patients. The patients were all heavily pre-treated and failed multiple prior regimens.

Delayed Type Hypersensitivity (DTH) to Bria-IMT™ analysis identified a group with significantly higher rates of disease control and progression-free survival (8 months) in both monotherapy and combination therapy studies suggesting a robust immune response is predictive of clinical benefit in these patients.

Highest levels of disease control and PFS was observed in patients who matched Bria-IMT™ at 2 or more HLA alleles in the monotherapy study but not in the combination therapy study supporting our strategy to develop Bria-OTS™, an off-the-shelf personalized immunotherapy for advanced breast cancer.

Patients with Grade I/II tumors (median of 8 prior therapy regimens) were more likely to respond with disease control (67%) and longer progression free survival. The response was more pronounced in the patients in the combination therapy study suggesting additive or synergistic effects of checkpoint inhibitors when combined with the Bria-IMT™ regimen. Bria-IMT™, with a molecular signature most closely related to Grade I/II tumors, may result in disease control and clinical benefit especially in this subset of patients.

A copy of the poster is posted at the following: https://briacell.com/novel-technology/scientific-publications/.

San Antonio Breast Cancer Symposium 2021

In a press release dated December 9, 2021, BriaCell announced clinical results presented from its lead clinical candidate Bria-IMT™ in a poster session held on December 8, 2021 during the 2021 San Antonio Breast Cancer Symposium ® (SABCS) (the “Poster”).

The Poster submission was accepted by SABCS on September 15, 2021 and summarized the previously-disclosed Phase I/IIa clinical and pathological data from the clinical studies of the Bria-IMT™ regimen alone (the monotherapy studies) and the ongoing Phase I/IIa clinical study of Bria-IMT™ in combination with immune checkpoint inhibitors, including pembrolizumab (KEYTRUDA ® ; manufactured by Merck & Co., Inc.) and, more recently, Incyte’s checkpoint inhibitor, retifanlimab.

Presentation Title: Overall Survival following treatment with a modified whole tumor cell targeted immunotherapy in patients with advanced breast cancer

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Session Date: 5:00 - 6:30 p.m. CT on Wednesday, December 8, 2021

Session Title: Poster Session 2

Poster Number: P2-14-02

Summarized Data: Thirty-four advanced breast cancer patients were treated with the Bria-IMT™ regimen: 26 in two monotherapy studies (the Bria-IMT™ regimen alone) and 12 in the combination study, with four patients transitioning from monotherapy to the combination study.

Patients had been heavily pre-treated and had a median of five or greater prior regimens.

Safety: The treatment was generally safe and well tolerated in both the monotherapy and the combination studies.

Disease Control: The disease control rate was 25% (n=4) and 30% (n=23) for the monotherapy studies and 33% (n=12) for the combination study. Complete tumor reduction of selected tumors was observed in several patients, including those with 2+ HLA loci matches with Bria-IMT™ and Grade I/II (i.e. moderately-well differentiated) tumors. For the evaluable Grade I/II patients, disease control was seen in 1/2 and 4/6 patients in the monotherapy studies and 3/4 patients in the combination study. This included two patients with partial responses (PR) according to RECIST criteria. Both patients with PR responses matched Bria-IMT™ at 2 HLA loci and both had Grade II disease, matching the tumor grade of the tumor Bria-IMT™ was derived from.

HLA-Typing: Cells with HLA (human leukocyte antigen) molecules on their surface determine and trigger the body’s immune response. BriaCell’s immunotherapy treatment appears most effective when the patient’s HLA-type matches with Bria-IMT™, allowing BriaCell to potentially identify patients most likely to respond. HLA-typing is a simple and widely available test.

Tumor Grade: BriaCell has noted clinical benefit in its patients with grade I and grade II tumors, suggesting another subgroup of patients for whom BriaCell’s treatment would be most effective.

BriaCell Treatment [1]					Leading Treatment Comparison [2]
N =	Filter	Number of Prior Regimens	Overall Survival (Months)	vs.	Number of Prior Regimens	Overall Survival (Months)
7	Combination Therapy only	9	12.0		2	7.2 - 9.8
9	1+ HLA	8	12.1
5	2+ HLA	5	13.4
6	Tumor Grade I/II	12	12.5
Patient 06-005 [3]	2 HLA Tumor Grade II	13	21.4

1) BriaCell treats severely sick patients, as indicated by the “Prior Regimens” column. Patients from both the monotherapy and combination therapy are included unless otherwise indicated.
2) Overall survival of 7.2-9.8 months in similar patients with metastatic breast cancer who have failed two prior therapy attempts (i.e., third line setting); Kazmi S, et al. Breast Cancer Res Treat. 2020 Aug 17.
3) Remarkable Responder highlighted; included within subsets “Tumor Grade I/II” and “2+ HLA”.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

In summary, the overall survival was much higher in the patients in the combination study, suggesting an additive or synergistic effect and supporting our strategy of continuation with the combination study. The data supports both clinical and survival benefits in the patients who match Bria-IMT™ at one or more HLA loci and those with Grade I/II tumors in the combined studies, supporting the importance of these factors in the treatment efficacy and focusing on these subgroups of patients in the ongoing combination study.

A copy of the Poster is posted on the Company’s website here: https://briacell.com/novel-technology/scientific-publications/.

American Association for Cancer Research Annual Meeting 2021

In a press release dated April 7, 2022, BriaCell announced a presentation at the American Association for Cancer Research (AACR) Annual Meeting 2022 held from April 8 - 13, 2022 at Ernest N. Morial Convention Center, New Orleans, Louisiana. Details include:

Title: Toward a personalized off-the-shelf cellular immunotherapy for cancer

Session Category: Immunology

Session Title: Vaccines: Oncolytic and Prophylactic

Session Date and Time: Tuesday, April 12, 2022 and 1:30 - 5:00 p.m. CT (2:30 - 6:00 p.m. ET)

Location: New Orleans Convention Center, Exhibit Halls D-H, Poster Section 40

Poster Board Number: 7

Permanent Abstract Number: 3557

AACR Abstract can be viewed via the following link:

https://www.abstractsonline.com/pp8/#!/10517/presentation/16982

Scientific and Patent Publications

BriaCell recently had a paper accepted in “Recent Patents on Anti-Cancer Drug Discovery.” The paper is entitled Regression of Breast Cancer Metastases Following Treatment with Irradiated SV-BR-1-GM, a GM-CSF Overexpressing Breast Cancer Cell Line: Intellectual Property and Immune Markers of Response. It details findings from an open-label phase I, single-arm pilot study with irradiated SV-BR-1-GM cells in 3 breast and 1 ovarian cancer patients. The study was conducted by Dr. Charles Wiseman, BriaCell’s Scientific Founder and Principal Research Advisor, in 2004-2006 and described a remarkable response in a patient who matched Bria-IMT™ at Class II HLA alleles. Consistent with the role of Class II HLA in contributing to SV-BR-1-GM’s mechanism of action, this patient allele-matched SV-BR-1-GM at the HLA-DRB1 and HLA-DRB3 loci. This led to the development of Bria-OTS™, expressing patient-specific HLAs. Patent applications were filed in various jurisdictions. Thus far, one has been granted in Japan.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Senior Management Update

As part of a press release dated May 11, 2021, BriaCell announced the appointment of Miguel A. Lopez-Lago, Ph.D. as Senior Director, Research and Development. Since 2000, Dr. Lopez-Lago has been working as a cancer scientist at Memorial Sloan-Kettering Cancer Center, New York (MSKCC). Specifically, he has investigated various aspects of tumor biology, including the development of targeted therapies for Mesothelioma and the characterization of the biological mechanisms underlying cancer metastasis. More recently, Dr. Lopez-Lago has been interested in the study of the tumor immune-microenvironment and in the development of immunotherapies for thoracic cancers using chimeric antigen receptor (CAR) T cell technologies. Since 2013, Dr. Lopez-Lago has been working as Senior Research Scientist at MSKCC. Dr. Lopez-Lago received his Bachelor of Science in Bio-Sciences and his doctorate in Molecular Biology from Santiago of Compostela University, Spain.

Pipeline Expansion

In a press release dated June 16, 2021, BriaCell announced the advancement of its targeted oncology therapeutics into several novel immunotherapy cell lines: Bria-Pros™ for prostate cancer, Bria-Mel™ for melanoma, and Bria-Lung™ for lung cancer.

BriaCell’s immunotherapy treatment appeared most effective in breast cancer when the patient human leukocyte antigen molecules (HLA-type) matched with the targeted immunotherapy, allowing BriaCell to potentially identify patients most likely to respond to the treatment. The novel approach uses an HLA-typing test - a simple and widely available test. Using its proprietary cell engineering technology, BriaCell is now developing off-the-shelf personalized immunotherapy, utilizing this “HLA-matching” platform technology, for multiple cancer indications:

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Bria-Pros™: Bria-Pros™ is an off-the-shelf personalized immunotherapy for prostate cancer. Prostate cancer, aside from non-melanoma skin cancer, is the most common cancer among men in the United States. It is also one of the leading causes of cancer death in men. With over 200,000 new cases diagnosed each year, over 30,000 men died of prostate cancer in 2017. Current treatments for metastatic prostate cancer include immunotherapy, hormone therapy, chemotherapy, and targeted treatments. However, none of these treatments are curative. Newer therapies are needed for advanced prostate cancer.

Bria-Mel™: Bria-Mel™ is an off-the-shelf personalized immunotherapy for melanoma. There are over 80,000 cases of melanoma diagnosed each year in the United States and over 8,000 deaths annually. Treatment for advanced melanoma includes immunotherapy, targeted therapy, and chemotherapy. There remains a significant opportunity for safe and effective new therapies for melanoma.

Bria-Lung™: Bria-Lung™ is an off-the-shelf personalized immunotherapy for lung cancer. Lung cancer is the third most common cancer in the United States. Over 230,000 cases are diagnosed each year in the United States and over 130,000 people die each year from lung cancer. The most common type of lung cancer is called non-small cell lung cancer (NSCLC) and when it has spread (metastatic), current treatments include targeted therapies, immunotherapy, and chemotherapy but treatment is unlikely to cure these cancers. The high number of deaths each year highlights the need for new, effective, and safe therapies.

BriaCell anticipates commencing clinical trials for these novel therapies in 2022. Bria-OTS™ in advanced breast cancer (essentially matching the Bria-IMT™ immunotherapy to each patient) is on track to commence patient dosing in 2022.

In a press release dated April 7, 2022, BriaCell announced that its novel off-the-shelf (OTS) personalized immunotherapy, Bria-OTS™, is currently being manufactured at a cGMP facility and undergoing quality control testing for the potential upcoming clinical trial for patients with advanced breast cancer.

BriaCell is currently conducting extensive testing on the immunotherapy products in compliance with the most recent guidelines of the Center for Biologics Evaluation and Research (CBER) division of the FDA— to ensure patient safety. BriaCell expects Bria-OTS™ to enter an open-label Phase I/IIa clinical trial designed to evaluate its safety and efficacy in patients with advanced breast cancer. The clinical trial will be managed by Cancer Insight, LLC.

BriaCell is collaborating with the National Cancer Institute (NCI, Center for Cancer Research), part of the National Institutes of Health, under a previously announced Cooperative Research and Development Agreement to conduct pre-clinical studies to develop novel off-the-shelf personalized therapeutics for cancer. BriaCell and NCI are using their combined expertise in tumor immunology, molecular biology, and cellular therapies to design preclinical studies which are intended to trigger the immunologic pathways necessary to create potent immune responses against cancer in mouse models. The goal is to develop novel therapeutics for future clinical collaborations, allowing cancer patients to potentially benefit from potent and personalized cancer immunotherapy in the future.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

ImaginAb Collaboration

In a press release dated August 19, 2021, BriaCell jointly announces a multi-year, non-exclusive license agreement with ImaginAb Inc (“ImaginAb”), a market leading global biotechnology company focused on developing next-generation immuno oncology imaging agents and radiopharmaceutical therapies. Under the terms of the agreement, ImaginAb will supply clinical doses of its market leading CD8 ImmunoPET technology (89Zr-Df-Crefmirlimab) to BriaCell for use in a study implemented as part of BriaCell’s ongoing Phase I/IIa study with Incyte in metastatic or locally recurrent breast cancer patients. Specifically, ImaginAb will receive license fees and payments for providing ongoing technical, clinical, and regulatory support to enable the successful implementation of its CD8 ImmunoPET technology. No other terms are disclosed.

The CD8 ImmunoPET technology allows whole body visualization of increased CD8 T cells, especially those infiltrating and attacking tumors. BriaCell will use the technology to provide a readout of both safety and efficacy of its novel cancer immunotherapy.

Uplist and Trade on the Toronto Stock Exchange from TSX Venture Exchange

In a press release dated December 29, 2021, BriaCell announced that its common shares will commence trading on the TSX as of the opening of trading on Friday, December 31, 2021 (the “Effective Date”). The Company’s common shares will continue to trade under its existing Canadian market symbol “BCT”. The Company’s common shares will concurrently be de-listed from the TSXV as of the Effective Date. The common shares and publicly-traded warrants remain trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols BCTX and BCTXW, respectively.

The previously announced normal-course issuer bid (“NCIB”) undertaken on the TSX-V shall continue as announced on the TSX, with purchases being made through the facilities of the TSX in Canada, in addition to Nasdaq, as of the Effective Date. The average daily trading volume (ADTV) for the six calendar months prior to the commencement of the NCIB (i.e. to August 31, 2021) was 15,073 on the TSX-V, and the daily purchase limit for purchases of the common shares on TSX will be 3,768 (25% of the ADTV).

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

4. Selected Financial Information

The following financial data prepared in accordance with U.S. GAAP in US dollars is presented for the three and nine month periods ended April 30, 2022 and 2021.

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Expenses:
Research and development expenses	$2,268,805	$1,125,425	$4,852,620	1,440,080
General and administrative expenses	1,854,455	3,654,577	5,202,258	3,939,629
Total operating expenses	4,123,260	4,780,002	10,054,878	5,379,709

Operating loss	(4,123,260)	(4,780,002)	(10,054,878)	(5,379,709)
Financial income (expenses), net	(5,892,313)	7,827,528	(16,333,673)	7,696,529
Income (loss) for the period	(10,015,573)	3,047,526	(26,388,551)	2,316,822
Other comprehensive loss - Foreign currency translation adjustment	-	(115,591)	-	53,235
Comprehensive income (loss) for the period	$(0.65)	$0.64	$(1.70)	$1.16
Net income (loss) per share – basic	$(0.65)	$0.32	$(1.70)	$0.62
Net income (loss) per share – diluted
Weighted average number of shares used in computing net basic earnings per share of common stock	15,358,947	4,744,036	15,486,028	2,047,495
Weighted average number of shares used in computing net diluted earnings per share of common stock	15,358,947	9,533,954	15,486,028	3,759,556

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Three-month period ended April 30, 2022, compared to the three-month period ended April 30, 2021

Research Costs

Research costs are comprised primarily of (i) Salaries and wages to Company employees at our laboratory; and (ii) Clinical trials and investigational drug costs, which include the testing and manufacture of our investigational drugs and costs of our clinical trials.

For the three-month period ended April 30, 2022, research costs amounted to $2,268,805 as compared to $1,125,425 for the three-month period ended April 30, 2021. The increase is attributed to the recommencing of the Company’s clinical trials and the increased activity in the lab, including the hiring of additional lab employees.

General and Administrative Expenses

For the three-month period ended April 30, 2022, general and administrative expenses amounted to $1,854,455 as compared to $3,654,577 for the three-month period ended April 30, 2021. In the prior period, the Company accrued Nasdaq listing expenses which accounts for the large difference.

Financial income (expenses), net

For the three-month period ended April 30, 2022, financial expenses amounted to $5,892,313 as compared to financial income amounted to $7,827,528 for the three-month period ended April 30, 2021. Financial expenses for the three-month period ended April 30, 2022 comprises primarily losses in respect of the change in value of the Company’s warrant liability which amounted to $5,928,528. Financial income for the three month period ended April 30, 2021 comprises primarily, a gain in respect of the change in value of the Company’s warrant liability which amounted to $8,879,154, offset by a loss on extinguishment of debt of $116,469.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Income (loss) for the period

The Company reported a loss for the three-month period ended April 30, 2022 of $10,015,573 as compared to income of $3,047,526 for the three-month period ended April 30, 2021. The loss in 2022 is due to a loss recorded on the increase in the fair value of the warrant liability. In the prior period the income is to the decrease in fair value of the warrant liability. The Company anticipates increased losses in 2022 is due to company growth and increased spending.

Nine-month period ended April 30, 2022, compared to the nine-month period ended April 30, 2021

Research Costs

Research costs are comprised primarily of (i) Salaries and wages to Company employees at our laboratory; and (ii) Clinical trials and investigational drug costs, which include the testing and manufacture of our investigational drugs and costs of our clinical trials.

For the nine-month period ended April 30, 2022, research costs amounted to $4,852,620 as compared to $1,440,080 for the nine-month period ended April 30, 2021. The increase is attributed to the recommencing of the Company’s clinical trials and the increased activity in the lab, including the hiring of additional lab employees.

General and Administrative Expenses

For the nine-month period ended April 30, 2022, general and administrative expenses amounted to $5,202,258 as compared to $3,939,629 for the nine-month period ended April 30, 2021. In the prior period, the company had very little operations. The increase in 2022 is mainly due to significant ramp up of activity in the company, following the financings completed in 2021. These increases relate primarily to share based compensation (non-cash), increase in salaries due the hiring more personal, consulting and professional fees incurred by the Company.

Financial income (expenses), net

For the nine-month period ended April 30, 2022, financial expenses amounted to $16,333,673 as compared to financial income amounted to $7,696,529 for the nine-month period ended April 30, 2021. Financial expenses for the nine-month period ended April 30, 2022 comprises primarily, losses in respect of the change in value of the Company’s warrant liability which amounted to $16,384,676. Financial income for the nine-month period ended April 30, 2021 comprises primarily, a gain in respect of the change in value of the Company’s warrant liability which amounted to $8,879,154, offset by a loss on extinguishment of debt of $141,703.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Loss for the period

The Company reported a loss for the nine-month period ended April 30, 2022 of $26,388,551 as compared to income of $2,316,822 for the nine-month period ended April 30, 2021. The loss in 2022 is due to a loss recorded on the increase in the fair value of the warrant liability. In the prior period, the income is due to the decrease in fair value of the warrant liability. The Company anticipates increased losses in 2022 is due to company growth and increased spending.

5. Summary of Quarterly Results

The following is a summary of the Company’s quarterly results for the last eight quarters ended April 30, 2022:

	QUARTER ENDED
	April 30	January 31	October 31	July 31
	2022	2022	2021	2021
Total revenue	$-	$-	$-	$-
Net income (loss) before income taxes	$(10,015,573)	$11,160,507	$(27,533,485)	$(16,133,022)
Net income (loss) for the period	$(10,015,573)	$11,160,507	$(27,533,485)	$(16,133,022)
Basic income (loss) per share	$(.66)	$0.71	$(1.81)	$(2.75)

	QUARTER ENDED
	April 30	January 31	October 31	July 31
	2021	2021	2020	2020
Total revenue	$-	$-	$-	$-
Net income (loss) before income taxes	$3,047,526	$(309,377)	$(421,327)	$(618,423)
Net income (loss) for the period	$3,047,526	$(309,377)	$(421,327)	$(618,423)
Basic income (loss) per share	$0.64	$(0.40)	$(0.54)	$(0.63)

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Net income (loss) per quarter is primarily a function of the research and operational activity during that quarter addition to the adjustment to the warrant liability. There is no seasonal trend. From the quarter ended July 2020 through to the quarter ended January 2021, the Company’s quarterly loss decreased due to lack of funds and a slow down in trials due to the effects of COVID-19. The primary reason for large swings in profit and loss starting in April 2021 is due to the revaluation adjustments in fair value of the warrant liability in addition to increased research and operational expenses.

6. Liquidity

As of April 30, 2022, the Company has a working capital of $45,860,287 (July 31, 2021 – $57,241,355) and an accumulated deficit of $59,899,485 (July 31, 2021 - $29,141,897).

Nine-month period ended April 30, 2022, compared to nine months period ended April 30, 2021

During the nine-month period ended April 30, 2022, the Company’s overall position of cash and cash equivalents was $44,527,164, a decrease of $12,741,521 from the year ended July 31, 2021 (including effects of foreign exchange). This decrease in cash can be attributed to the following:

The Company’s net cash used in operating activities during the nine-month period ended April 30, 2022, was $9,158,647 as compared to $5,734,130 for the nine-month period ended April 30, 2021. This increase is mostly due to company growth and the increased expenditure during the period.

Net cash used by financing activities for the nine-month period ended April 30, 2022 was $3,582,874 as compared to an increase in cash of $26,703,798 for the nine-month period ended April 30, 2021. Cash provided in 2021 was mainly from a Nasdaq Financing in February 2021, and from the receipt of a convertible loan and short terms loans. The large increase in cash used in this period is attributed to the money spent on the buyback program offset by warrant exercise proceeds.

 7. Capital Resources

At April 30, 2022, the Company’s capital resources consist primarily of cash.

8. Off Balance Sheet Arrangements

The Company has not entered into any off-Balance Sheet arrangements.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

9. Transactions Between Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making operating and financial decisions. This would include the Company’s senior management, who are considered to be key management personnel by the Company.

Parties are also related if they are subject to common control or significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

As of April 30, 2022, included in accounts payable and accrued liabilities are amounts owing to a company controlled by an officer in the amount of $ nil (July 31, 2021 - $6,283) for consulting fees; and amounts owing to directors of $108,947 (July 31, 2021 - $42,247) for officers’ compensation and directors’ fees.

During the three and nine months period ended April 30, 2022 and 2021, the Company incurred the following expenses charged by directors and key management personnel or companies controlled by these individuals:

	Three month period ended April 30,		Nine month period ended April 30,
	2022	2021	2022	2021

a) Paid or accrued professional fees to a company controlled by an officer of the Company	$-	$81,807	$76,627	$98,901
b) Paid or accrued consulting fees to companies controlled by individual directors.	$24,768	$7,684	$62,440	$23,610
c) Paid or accrued wages and consulting fees to officers and directors	$313,277	$98,140	$790,349	$299,076
d) Share based compensation to directors and officers	$647,173	$1,714,506	$1,353,535	$1,714,506

a.	Paid or accrued consulting to Ninety Six Capital Ltd, a company controlled by Mr. Gadi Levin, the Company’s CFO.

b.	Paid or accrued consulting to Stratpath Management Inc, a Company controlled by Mr. Vaughn C. Embro-Pantalony.

c.	Paid or accrued wages and directors’ fees to Mr. Gadi Levin and directors: Mr. Jamieson Bondarenko, Mr. Marc Lustig, Dr. William V. Williams, Dr. Jane Gross, Mr. Martin Schmieg, and Dr. Rebecca Taub.

These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

10. Financial Instruments and Financial Risk Exposures

The Company’s financial instruments consist of cash, short term investments, amounts receivable, investments, accounts payable and accrued liabilities, and the warrant liability. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

Management understands that the Company is exposed to financial risk arising from fluctuations in foreign exchange rates and the degree of volatility of these rates as a portion of the Company’s transactions occur in Canadian Dollars (mainly costs relating to being a public company in Canada), and the Company’s functional and presentation currency is the US dollar. The Company does not use derivative instruments to reduce its exposure to foreign currency risk.

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management process. The overall objectives of the Board are to set policies that seek to reduce risk as far as possible without unduly affecting the Company’s competitiveness and flexibility.

The type of risk exposure and the way in which such exposure is managed is as follows:

a.	Credit Risk

The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to financial instruments is remote.

b.	Liquidity Risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities as they come due. As of April 30, 2022, the Company has working capital balance of $45,860,287 (July 31, 2021 – working capital of $57,241,355). The table below presents the maturity profile of the Company’s financial liabilities based on contractual undiscounted payments:

	Carrying amount	Contractual cash flows	Within 1 year	1-2 years	2-5 years	5+ years
Trade payables	$217,662	$217,662	$217,662	$-	$-	$-
Accrued expenses and other payables	148,629	148,629	148,629
	$366,291	$366,291	$366,291	$-	$-	$-

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

c.	Market Risk

i.	Interest Rate Risk

Interest Rate risk is the risk that the fair value of a financial instrument will fluctuate because of changes in market interest rates. Loans payable include both fixed and variable interest rates; however, the Company does not believe it is exposed to material interest rate risk.

ii.	Price Risk

As the Company has no revenues, price risk is remote.

iii.	Exchange Risk

The Company is exposed to foreign exchange risk as a portion of the Company’s transactions occur in Canadian Dollars (mainly costs relating to being a public company in Canada) and, therefore, the Company is exposed to foreign currency risk at the end of the reporting period through its Canadian denominated accounts payable and cash. As of July 31, 2021, a 5% depreciation or appreciation of the Canadian dollar against the US dollar would not have a material effect on the in total loss and comprehensive loss.

d.	Fair Values

The carrying values of short-term investments, amounts receivable, and accounts payable and accrued liabilities approximate their fair values due to their short terms to maturity.

The cash, public warrants, short term investments and investments are valued using quoted market prices in active markets. The non-public warrants are valued using the Black-Scholes option-pricing model.

11. Critical Estimates and Judgements

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual outcomes could differ from these estimates. The financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and also in future periods when the revision affects both current and future periods.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

The critical judgments and significant estimates in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are:

■	Intangible assets are tested for impairment annually or more frequently if there is an indication of impairment. The carrying value of intangibles with definite lives is reviewed each reporting period to determine whether there is any indication of impairment. If there are indications of impairment the impairment analysis is completed and if the carrying amount of an asset exceeds its recoverable amount, the asset is impaired and impairment loss is recognized.

■	The Company uses the Black-Scholes option-pricing model to estimate fair value of options the warrant liability at each reporting date. The key assumptions used in the model are the expected future volatility in the price of the Company’s shares and the expected life of the warrants.

■	The financial statements of each company within the consolidated group are measured using their functional currency which is the currency of the primary economic environment in which an entity operates. The Company changed its functional currency from the Canadian dollar (C$) to the United States dollar (US$) as of May 1, 2021. The change in presentation currency is a voluntary change which is accounted for retrospectively. For comparative reporting purposes, historical financial information has been translated to United States dollars using the exchange rate as of May 1, 2021, which is the date of the change in the functional and presentation currency.

12. New Accounting Policies Adopted

No new accounting policies were adopted during the nine months period ended April 30, 2022.

13. Commitments

The Company is currently on a 12-month lease arrangement for office and lab space in Philadelphia, Pennsylvania in the amount of approximately $16,000 per month.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

14. Other Information

The following details the common shares, warrants, compensation warrants, and stock options, warrants outstanding as of the date of this MD&A.

Common Shares

Authorized: Unlimited common shares, without par value issued and outstanding shares as of June 13, 2022: 15,518,018

Share Purchase Warrants (as of June 13, 2022)

Number of Warrants	Exercise Price	Exercisable At June 13, 2022	Expiry Date
51,698	$4.41	51,698	November 16, 2025
3,933,186	$5.31	3,933,186	February 26, 2026 - April 26, 2026
4,173,143	$6.19	4,173,143	December 7, 2026
8,158,027		158,027

Compensation Warrants (as of June 13, 2022)

Number of Warrants	Exercise Price	Exercisable At June 13, 2022	Expiry Date
4,890	$4.23	4,890	November 16, 2025
17,074	$5.31	17,074	February 26, 2026
24,688	$6.19	24,688	June 7, 2026
46,652		46,652

Stock Options (as of June 13, 2022)

Number of Options	Exercise Price	Exercisable At June 13, 2022	Expiry Date
632,000	$4.24	632,000	March 29, 2026
60,000	$4.24	60,000	April 19, 2026
100,000	$5.74	100,000	September 1, 2026
12,600	$7.74	10,520	November 1, 2026
524,700	$8.47	251,750	January 13, 2027
150,000	$7.51	18,750	February 16, 2027
31,000	$4.71	3,875	May 20, 2027
1,490,300		1,073,020

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

15. Risks and Uncertainties

History of Operating Losses

BriaCell is a development stage corporation that to date has not recorded any revenues from the sale of diagnostic or therapeutic products. Since incorporation, BriaCell has accumulated net losses and expects such losses to continue as it commences product and pre-clinical development and eventually enters into license agreements for its technology. Management expects to continue to incur substantial operating losses unless and until such time as product sales and/or licensing generates sufficient revenues to fund continuing operations. BriaCell has neither a history of earnings nor has it paid any dividends and it is unlikely to pay dividends or enjoy earnings in the immediate or foreseeable future.

Early Stage Development

The Company expects to spend a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase significantly and, consequently, it will need to generate significant revenues to become profitable. Even if the Company does become profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurances that the Intellectual Property of BriaCell, or other technologies it may acquire, will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed. The Company will be undertaking additional laboratory studies or trials with respect to the Intellectual Property of BriaCell, and there can be no assurance that the results from such studies or trials will result in a commercially viable product or will not identify unwanted side effects.

Pre-Clinical Studies and Initial Clinical Trials are not Necessarily Predictive of Future Results

Pre-clinical tests and Phase I/II clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in pre-clinical and early clinical trials does not ensure that later large-scale efficacy trials will be successful nor does it predict final results. Favorable results in early trials may not be repeated in later trials.

A number of companies in the life sciences industry have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. Clinical results are frequently susceptible to varying interpretations that may delay, limit, or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be delayed, repeated, or terminated. Any pre-clinical data and the clinical results obtained for BriaCell’s technology may not predict results from studies in larger numbers of subjects drawn from more diverse populations or in the commercial setting, and also may not predict the ability of our products to achieve their intended goals, or to do so safely.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Dependence upon Management

Although the Company is expected to have experienced senior management and personnel, the Company will be substantially dependent upon the services of a few key personnel, particularly Dr. William V. Williams and the professionals for the successful operation of its business. Phase I of the Company’s research and development is planned to be completed by qualified professionals and is expected to concentrate on engaging the pharmaceutical companies for the licensing of the new vaccine candidates. The loss of the services of any of these personnel could have a material adverse effect on the business of the Company. The Company may not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among high technology enterprises, including biotechnology, and healthcare companies, universities, and non-profit research institutions. If it loses any of these persons, or is unable to attract and retain qualified personnel, its business, financial condition, and results of operations may be materially and adversely affected.

Dependence on Third Parties

Due to the complexity of the process of developing pharmaceutical products which includes immunotherapeutic products and therapeutic vaccines, the Company’s business may depend on arrangements with pharmaceutical and biotechnology companies, corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, technology rights, manufacturing, marketing, and commercialization of its products. Such agreements could obligate the Company to diligently bring potential products to market, make milestone payments and royalties that, in some instances, could be substantial, and incur the costs of filing and prosecuting patent applications. There can be no assurance that the Company will be able to establish or maintain collaborations that are important to its business on favorable terms, or at all.

A number of risks arise from the Company’s potential dependence on collaborative agreements with third parties. Product development and commercialization efforts could be adversely affected if any collaborative partner terminates or suspends its agreement with the Company, causes delays, fails to on a timely basis develop or manufacture in adequate quantities a substance needed in order to conduct clinical trials, fails to adequately perform clinical trials, determines not to develop, manufacture or commercialize a product to which it has rights, or otherwise fails to meet its contractual obligations. The Company’s collaborative partners could pursue other technologies or develop alternative products that could compete with the products the Company is developing.

The Company has signed Non-Disclosure Agreements (“NDA”) with many different third parties as is customary in the industry. There is no guarantee that, despite the terms of the NDA which bind third parties, the Company will ultimately be able to prevent from such third parties from breaching their obligations under the NDA. Use of the Company’s confidential information in an unauthorized manner is likely to negatively affect the Company.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Intellectual Property

BriaCell’s success depends to a significant degree upon its ability to develop, maintain and protect proprietary products and technologies. BriaCell files patent applications in the United States and in foreign jurisdictions as part of its strategy to protect its Intellectual Property. However, patents provide only limited protection of BriaCell’s Intellectual Property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and expensive. BriaCell cannot provide assurances that patents will be granted with respect to any of its pending patent applications, that the scope of any of its patents will be sufficiently broad to offer meaningful protection, or that it will develop additional proprietary technologies that are patentable. BriaCell’s current patents could be successfully challenged, invalidated, or circumvented. This could result in BriaCell’s patent rights failing to create an effective competitive barrier. Losing a significant patent or failing to get a patent to issue from a pending patent application that BriaCell considers significant could have a material adverse effect on the Company’s business. The laws governing the scope of patent coverage in various countries continue to evolve. The laws of some foreign countries may not protect BriaCell’s intellectual property rights to the same extent as the laws of United States. BriaCell holds patents only in selected countries. Therefore, third parties may be able to replicate BriaCell technologies covered by BriaCell’s patents in countries in which it does not have patent protection.

Litigation to Protect the Company’s Intellectual Property

The Company’s future success and competitive position depends in part upon its ability to maintain its Intellectual Property portfolio. There can be no assurance that any patents will be issued on any existing or future patent applications. Even if such patents are issued, there can be no assurance that any patents issued or licensed to the Company will not be challenged. The Company’s ability to establish and maintain a competitive position may be achieved in part by prosecuting claims against others who it believes to be infringing its rights. In addition, enforcement of the Company’s patents in foreign jurisdictions will depend on the legal procedures in those jurisdictions. Even if such claims are found to be invalid, the Company’s involvement in intellectual property litigation could have a material adverse effect on its ability to distribute any products that are the subject of such litigation. In addition, the Company’s involvement in intellectual property litigation could result in significant expense, which could materially adversely affect the use responsibilities, whether or not such litigation is resolved in the Company’s favor.

Legal Proceedings

In the course of the Company’s business, the Company may from time to time have access to confidential or proprietary information of third parties, and these parties could bring a claim against the Company asserting that it has misappropriated their technologies and had improperly incorporated such technologies into the Company’s products.

Due to these factors, there remains a constant risk of intellectual property litigation affecting the Company’s business. In the future, the Company may be made a party to litigation involving intellectual property matters and such actions, if determined adversely, could have a material adverse effect on the Company.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Ability to Manage Growth

Anticipated growth in all areas of BriaCell’s business is expected to continue. The Company expects operating expenses and staffing levels to increase in the future. To manage such growth, the Company must expand its operational and technical capabilities and manage its employee base while effectively administering multiple relationships with various third parties. Any failure to implement cohesive management and operating systems, to add resources on a cost-effective basis or to properly manage the Company’s expansion could have a material adverse effect on its business and results of operations.

Liquidity and Need for Additional Capital and Access to Capital Markets

The Company anticipates that additional capital will be required in the future. It is anticipated that future research, additional pre-clinical and toxicology studies and manufacturing initiatives, including that to prepare for market approval and successful product market launch will require additional funds. Further financing may dilute the current holdings of Shareholders and may thereby result in an investment loss for the shareholders. There can be no assurance that the Company will be able to obtain adequate financing, or financing on terms that are reasonable or acceptable for these or other purposes, or to fulfill the Company’s obligations under various license agreements. Failure to obtain such additional financing could result in delay or indefinite postponement of further research and development of the Company’s technologies with the possible loss of license rights to these technologies.

Although the Company’s common shares are listed for trading on the TSX and NASDAQ, there can be no assurance that a liquid market will exist which may have an adverse effect on the market price of the Company’s common shares.

Competition

The market for cancer therapeutics is highly competitive. The Company will compete with other research teams who are also examining potential therapeutics with regards to autoimmune diseases and disorders. Many of its competitors have greater financial and operational resources and more experience in research and development than the Company. These and other companies may have developed or could in the future develop new technologies that compete with the BriaCell’s technologies or even render its technologies obsolete. Competition in cancer therapeutics markets is primarily driven by timing of technological introductions; ability to develop, maintain and protect proprietary products and technologies; and expertise of research and development team.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

Other legislation or regulatory proposals may affect the Company’s revenues and profitability

Existing and proposed changes in the laws and regulations affecting public companies may cause the Company to incur increased costs as the Company evaluates the implications of new rules and responds to new requirements. Failure to comply with new rules and regulations could result in enforcement actions or the assessment of other penalties. New laws and regulations could make it more difficult to obtain certain types of insurance, including director’s and officer’s liability insurance, and the Company may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, to the extent that such coverage remains available.

The impact of these events could also make it more difficult for the Company to attract and retain qualified persons to serve on the Company’s board of directors, or as executive officers. The Company may be required to hire additional personnel and utilize additional outside legal, accounting and advisory services, all of which could cause the Company’s general and administrative costs to increase beyond what the Company currently has planned. Although the Company evaluates and monitors developments with respect to new rules and laws, the Company cannot predict or estimate the amount of the additional costs the Company may incur or the timing of such costs with respect to such evaluations and/or compliance and cannot provide assurances that such additional costs will render the Company compliant with such new rules and laws.

If the Company experiences a data security breach and confidential information is disclosed, the Company may be subject to penalties and experience negative publicity

The Company and its customers could suffer harm if personal and health information were accessed by third parties due to a system security failure. The collection of data requires the Company to receive and store a large amount of personally identifiable data. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting legislative proposals addressing data privacy and security. The Company may become exposed to potential liabilities with respect to the data that it collects, manages and processes, and may incur legal costs if information security policies and procedures are not effective or if the Company is required to defend its methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to its methods of handling such information could have a material adverse effect on the Company’s business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

Effects of COVID-19

Since January 2020, the Coronavirus outbreak has dramatically expanded into a worldwide pandemic creating macro-economic uncertainty and disruption in the business and financial markets. Many countries around the world, including Canada and the United States have been taking measures designated to limit the continued spread of the Coronavirus, including the closure of workplaces, restricting travel, prohibiting assembling, closing international borders and quarantining populated areas. Such measures present concerns that may dramatically affect the Company’s ability to conduct its business effectively, including, but not limited to, adverse effect relating to employees’ welfare, slowdown and stoppage of manufacturing, commerce, shipping, delivery, work, travel and other activities which are essential and critical for maintaining on-going business activities. Given the uncertainty around the extent and timing of the future spread or mitigation of COVID-19 and around the imposition or relaxation of protective measures, the Company cannot reasonably estimate the impact to its future results of operations, cash flows or financial condition; infections may become more widespread and the limitation on the ability to work, travel and timely sell and distribute products, as well as any closures or supply disruptions, may be extended for longer periods of time and to other locations, all of which would have a negative impact on the Company’s business, financial condition and operating results. In addition, the unknown scale and duration of these developments have macro and micro negative effects on the financial markets and global economy which could result in an economic downturn that could affect demand for the Company’s products and have a material adverse effect on its operations and financial results, earnings, cash flow and financial condition.

BriaCell Therapeutics Corp Management’s Discussion and Analysis For the three and nine month period ended April 30, 2022 (In US Dollars)

16. MD&A Preparation

This MD&A was prepared as of June 13, 2022. This MD&A should be read in conjunction with the consolidated financial statements three and nine month periods ended April 30, 2022. This MD&A is intended to assist the reader’s understanding of BriaCell Therapeutics Corp. and its operations, business, strategies, performance and future outlook from the perspective of management. The documents mentioned above, as well as news releases and other important information may be viewed through the SEDAR website at www.sedar.com.

Managements Responsibility for Financial Statements

Evaluation of disclosure controls and procedures

Our CEO, and CFO are responsible for establishing and maintaining disclosure controls and procedures for the Company. As such, we maintain a set of disclosure controls and procedures designed to ensure that information required to be disclosed in filings is recorded, processed, summarized and reported within the time periods specified by the Canadian Securities Administrators rules and forms. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our CEO and CFO have evaluated our disclosure controls and procedures as of April 30, 2022 and have concluded that disclosure controls and procedures are effective.

Management’s report on internal controls over financial reporting

Our CEO and CFO are responsible for establishing and maintaining effective internal controls over financial reporting. Our internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Because of their inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Our CEO and CFO evaluated the effectiveness of our internal controls over financial reporting as at April 30, 2022 and identified the material weakness outlined below.

Material weakness

The material weaknesses we identified in our internal controls over financial reporting at April 30, 2022 were as follows: We did not have sufficient accounting resources with relevant technical accounting skills to address issues related to the financial statement close process because of the size of the Company and its staff complement, we were not able to sufficiently design internal controls to provide the appropriate level of oversight regarding the financial recordkeeping and review of the Company’s financial reporting. This weakness will continue to be addressed during 2022.

In making this assessment, management used the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control – Integrated Framework (2013).

Consistent with our stage of development, we continue to rely on risk-mitigating procedures during our financial closing process in order to provide comfort that the financial statements are presented fairly in accordance with U.S. GAAP.